Exhibit 4.9

PACIFIC DRILLING S.A.

2011 OMNIBUS STOCK INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

(Executive Award)

Pacific Drilling S.A. (the “Company”) hereby grants you (the “Optionee”) the following option (the “Option”) to purchase shares representing the Company’s share capital (“Shares”). The terms and conditions of this Option are set forth in this notice below, as well as in the attached stock option agreement (the “Stock Option Agreement”) and the Pacific Drilling S.A. 2011 Omnibus Stock Incentive Plan (the “Plan”), both of which are attached to and made a part of this document.

Date of Grant:	[ ]

Name of Optionee:	[ ]

Number of Option Shares:	[ ]

Exercise Price per Share:	$[ ]

Type of Option:	Non-Qualified Stock Option

Vesting Schedule:

Subject to the terms and conditions set forth in the Stock Option Agreement and the terms and conditions set forth in the Plan, the Option will vest as follows: (i) 25% of the grant on [                                  ] (the “Initial Vesting Date”), (ii) 25% of the grant on the first anniversary of the Initial Vesting Date, (iii) 25% of the grant on the second anniversary of the Initial Vesting Date, and (iv) 25% of the grant on the third anniversary of the Initial Vesting Date.

In the event of a Change of Control (as defined in the Plan), vesting of Options that are unvested as of the Change of Control is as follows: (i) 50% of the unvested Options will become fully vested on the effective date of the Change of Control with the remaining 50% of the unvested Options continuing to vest on the original vesting schedule, provided that, if you are terminated by your employer without Cause (as defined below) or you terminate your employment for Good Reason (as defined below) prior to the sixth month anniversary of such Change of Control, all remaining unvested Options shall vest; and (ii) in the event of a Change of Control described under clause (iv) of the definition of Change of Control (i.e., generally, a complete liquidation of the Company) in which all classes of securities of the Company receive only cash, there will be

PACIFIC DRILLING S.A.

NOTICE OF STOCK OPTION GRANT

an accelerated vesting of all outstanding unvested Options. For the avoidance of doubt, in the event that a Change of Control occurs in which provision is not made for the assumption or substitution of the Options as described in Section 8 of the Plan, the Options will vest in accordance with Section 8 of the Plan.

“Cause” shall mean: (i) your failure to substantially perform your material duties owed to the Company or your employer, under any employment agreement between you and the Company or your employer or otherwise (other than as a result of incapacity due to physical or mental illness); (ii) your gross negligence, fraud or willful misconduct in the course of your employment with your employer that has a detrimental effect on the Company, your employer or any of their Affiliates; (iii) your commission of any act or your failure to take any act that the Company or your employer reasonably determines was intended by you to injure the reputation, business, or business relationships of the Company, your employer or any of their affiliates; (iv) your indictment of, conviction of, or plea of guilty or nolo contendere to (A) any misdemeanor involving moral turpitude, theft, unethical business conduct or other conduct which could reflect in some material fashion unfavorably upon the Company, your employer or any of their affiliates or (B) any felony (or the equivalent of such misdemeanor or felony in a jurisdiction other than the United States); (v) your material breach of any employment agreement between yourself and your employer, including without limitation, any of the restrictive covenants contained therein; or (vi) your intentional, material misappropriation, embezzlement or misuse of funds or property belonging to the Company, your employer or any of their Affiliates.

“Good Reason” shall mean: (i) A material diminution in your title, duties or responsibilities, or the assignment to you of duties or responsibilities inconsistent in any material respect with your title, duties and responsibilities as set forth in any employment agreement between you and your employer; (ii) A material reduction in your base salary, other than as part of an across-the-board reduction in the salaries of other similarly situated employees of the Company or your employer; (iii) Any reduction in the aggregate compensation and benefits provided to you under any employment agreement between you and your employer, other than any such reduction that is part of an

PACIFIC DRILLING S.A.

NOTICE OF STOCK OPTION GRANT

across-the-board reduction in aggregate compensation and benefits provided to other similarly situated employees of the Company or your employer; or (iv) Any material breach by your employer of any employment agreement between yourself and your employer.

By clicking “Accept” below, you acknowledge receipt of a copy of the Plan, and agree that (a) you have carefully read, fully understand and agree to all of the terms and conditions described in the attached Stock Option Agreement and the Plan document and (b) you understand and agree that the Plan, Stock Option Agreement, and this Notice of Stock Option Grant, including its cover sheet and attachments, constitutes the entire understanding between you and the Company regarding this Option, and that any prior agreements, commitments or negotiations concerning this Option are replaced and superseded; (c) you have been given an opportunity to consult your own legal and tax counsel with respect to all matters relating to this Option prior to signing this cover sheet and that you have either consulted such counsel or voluntarily declined to consult such counsel and (d) any tax liability or other adverse tax consequences to you resulting from the grant, vesting or exercise of the Option will be the responsibility of, and will be borne entirely by, you.

In addition, by clicking “Accept” below you are consenting to receive documents from the Company and Solium Capital Inc. or any future plan administrator (the “Administrator”) by means of electronic delivery. You agree that you have received notice that delivery of the Notice of Stock Option Grant, Stock Option Agreement, prospectus, prospectus updates, annual reports of the Company, and any other documents that the Company is required or desires to deliver to you as a result of your participation in the 2011 Omnibus Stock Incentive Plan, or any other equity or incentive plans maintained or adopted by the Company in the future (the “Plans”) will be made electronically through the Administrator’s website or via the most recent email account that the Company has on file for you at the time of the document distribution. If documents are posted to the Administrator’s website rather than emailed directly to you, then the Company or the Administrator will send you an email notifying you that a document or documents have been posted and instruction on how to access those documents. You understand that in order to view these documents you will need a connection to the internet, you will need to log into your email and/or the Administrator’s intranet page, and you will need to have internet web browsing software and software that can process PDF documents, such as Adobe Reader, installed on the computer you are using in order to view the documents being delivered to you. These programs and an internet connection are available on your workplace computer. If you are attempting to access these documents from your home computer and you do not have access to this software, the Company will provide you with free software and technical assistance in order to access the documents. The only cost to you of viewing the documents electronically should be any charges you may incur for connection to the internet, to the extent you do not access the documents from your work computer and you do not have access to a free internet connection outside of work. This consent shall be effective for the entire time that you are a participant in the Plans.

PACIFIC DRILLING S.A.

NOTICE OF STOCK OPTION GRANT

[NAME]	Pacific Drilling S.A. Société Anonyme 37, rue d’Anvers L-1130 Luxembourg

Date:	By:

Title:
Date:

PACIFIC DRILLING S.A.

NOTICE OF STOCK OPTION GRANT